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                                                      --------------------------
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                           (Amendment No. _________)*


                               Realogy Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    75605E100
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 Mark C. Wehrly
                       Farallon Capital Management, L.L.C.
                         One Maritime Plaza, Suite 2100
                         San Francisco, California 94111
                                 (415) 421-2132
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                February 27, 2007
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [ ].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)
                               Page 1 of 58 Pages
                         Exhibit Index Found on Page 56

                                       13D
===================
CUSIP No. 75605E100
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 20,758,500 Shares, which is 9.5% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            WC, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            California
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    4,307,550
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     4,307,550
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            4,307,550
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            2.0%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================


                               Page 2 of 58 Pages

                                       13D
===================
CUSIP No. 75605E100
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 20,758,500 Shares, which is 9.5% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            WC
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            California
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    1,679,850
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     1,679,850
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            1,679,850
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            0.8%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================


                               Page 3 of 58 Pages

                                       13D
===================
CUSIP No. 75605E100
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners II, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 20,758,500 Shares, which is 9.5% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            WC
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            California
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    267,575
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     267,575
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            267,575
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            0.1%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================


                               Page 4 of 58 Pages

                                       13D
===================
CUSIP No. 75605E100
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners III, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 20,758,500 Shares, which is 9.5% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            WC
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Delaware
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    147,100
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     147,100
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            147,100
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            0.1%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================


                               Page 5 of 58 Pages

                                       13D
===================
CUSIP No. 75605E100
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Tinicum Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 20,758,500 Shares, which is 9.5% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            WC, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            New York
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    109,946
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     109,946
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            109,946
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            0.1%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================


                               Page 6 of 58 Pages

                                      13D
===================
CUSIP No. 75605E100
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Offshore Investors II, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 20,758,500 Shares, which is 9.5% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            WC, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Cayman Islands
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    3,460,725
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     3,460,725
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            3,460,725
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            1.6%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================


                               Page 7 of 58 Pages

                                       13D
===================
CUSIP No. 75605E100
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Noonday Capital Partners, L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 20,758,500 Shares, which is 9.5% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            WC, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Delaware
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    154,521
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     154,521
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            154,521
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            0.1%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            OO
------------====================================================================


                               Page 8 of 58 Pages

                                       13D
===================
CUSIP No. 75605E100
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Management, L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 20,758,500 Shares, which is 9.5% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Delaware
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    10,631,233
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     10,631,233
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            10,631,233
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            4.9%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IA, OO
------------====================================================================


                               Page 9 of 58 Pages

                                       13D
===================
CUSIP No. 75605E100
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Partners, L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 20,758,500 Shares, which is 9.5% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Delaware
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    10,127,267
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     10,127,267
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            10,127,267
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            4.7%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            OO
------------====================================================================


                              Page 10 of 58 Pages

                                       13D
===================
CUSIP No. 75605E100
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Chun R. Ding
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 20,758,500 Shares, which is 9.5% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    20,758,500
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     20,758,500
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            20,758,500
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            9.5%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                              Page 11 of 58 Pages

                                       13D
===================
CUSIP No. 75605E100
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            William F. Duhamel
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 20,758,500 Shares, which is 9.5% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    20,758,500
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     20,758,500
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            20,758,500
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            9.5%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                              Page 12 of 58 Pages

                                       13D
===================
CUSIP No. 75605E100
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Richard B. Fried
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 20,758,500 Shares, which is 9.5% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    20,758,500
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     20,758,500
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            20,758,500
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            9.5%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                              Page 13 of 58 Pages

                                      13D
===================
CUSIP No. 75605E100
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Monica R. Landry
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 20,758,500 Shares, which is 9.5% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    20,758,500
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     20,758,500
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            20,758,500
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            9.5%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                              Page 14 of 58 Pages

                                     13D
===================
CUSIP No. 75605E100
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Douglas M. MacMahon
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 20,758,500 Shares, which is 9.5% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    20,758,500
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     20,758,500
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            20,758,500
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            9.5%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                              Page 15 of 58 Pages

                                      13D
===================
CUSIP No. 75605E100
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            William F. Mellin
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 20,758,500 Shares, which is 9.5% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    20,758,500
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     20,758,500
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            20,758,500
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            9.5%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                              Page 16 of 58 Pages

                                       13D
===================
CUSIP No. 75605E100
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Stephen L. Millham
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 20,758,500 Shares, which is 9.5% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    20,758,500
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     20,758,500
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            20,758,500
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            9.5%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                              Page 17 of 58 Pages

                                      13D
===================
CUSIP No. 75605E100
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Jason E. Moment
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 20,758,500 Shares, which is 9.5% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    20,758,500
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     20,758,500
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            20,758,500
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            9.5%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                              Page 18 of 58 Pages

                                      13D
===================
CUSIP No. 75605E100
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Rajiv A. Patel
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 20,758,500 Shares, which is 9.5% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    20,758,500
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     20,758,500
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            20,758,500
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            9.5%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                              Page 19 of 58 Pages

                                       13D
===================
CUSIP No. 75605E100
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Derek C. Schrier
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 20,758,500 Shares, which is 9.5% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    20,758,500
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     20,758,500
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            20,758,500
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            9.5%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                              Page 20 of 58 Pages

                                      13D
===================
CUSIP No. 75605E100
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Thomas F. Steyer
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 20,758,500 Shares, which is 9.5% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    20,758,500
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     20,758,500
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            20,758,500
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            9.5%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                              Page 21 of 58 Pages

                                       13D
===================
CUSIP No. 75605E100
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Mark C. Wehrly
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 20,758,500 Shares, which is 9.5% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    20,758,500
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     20,758,500
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            20,758,500
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            9.5%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                              Page 22 of 58 Pages

                                      13D
===================
CUSIP No. 75605E100
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Noonday Asset Management, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 20,758,500 Shares, which is 9.5% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Delaware
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    10,283,000
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     10,283,000
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            10,283,000
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            4.7%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================


                              Page 23 of 58 Pages

                                      13D
===================
CUSIP No. 75605E100
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Noonday G.P. (U.S.), L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 20,758,500 Shares, which is 9.5% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Delaware
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    10,283,000
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     10,283,000
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            10,283,000
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            4.7%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            OO
------------====================================================================


                              Page 24 of 58 Pages

                                      13D
===================
CUSIP No. 75605E100
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Noonday Capital, L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 20,758,500 Shares, which is 9.5% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Delaware
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    10,283,000
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     10,283,000
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            10,283,000
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            4.7%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            OO
------------====================================================================


                              Page 25 of 58 Pages

                                       13D
===================
CUSIP No. 75605E100
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            David I. Cohen
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 20,758,500 Shares, which is 9.5% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    10,283,000
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     10,283,000
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            10,283,000
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            4.7%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                              Page 26 of 58 Pages

                                       13D
===================
CUSIP No. 75605E100
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Saurabh K. Mittal
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 20,758,500 Shares, which is 9.5% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            India
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY
                                     10,283,000
           EACH          ------------===========================================
                                     SOLE DISPOSITIVE POWER
         REPORTING           9
        PERSON WITH                  -0-
                         ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     10,283,000
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            10,283,000
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            4.7%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                              Page 27 of 58 Pages

Item 1.  Security And Issuer
------   -------------------

         This statement relates to shares of Common Stock, par value $0.01 per share (the "Shares"), of Realogy Corporation (the "Company"). The Company's principal offices are located at One Campus Drive, Parsippany, NJ 07054.

Item 2.  Identity And Background
------   -----------------------

         (a) This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons."

         The Farallon Funds
         ------------------

                  (i) Farallon Capital Partners, L.P., a California limited partnership ("FCP"), with respect to the Shares held by it;

                  (ii) Farallon Capital Institutional Partners, L.P., a California limited partnership ("FCIP"), with respect to the Shares held by it;

                  (iii) Farallon Capital Institutional Partners II, L.P., a California limited partnership ("FCIP II"), with respect to the Shares held by it;

                  (iv)     Farallon Capital Institutional  Partners III, L.P., a
                           Delaware  limited   partnership  ("FCIP  III"),  with
                           respect to the Shares held by it;

                  (v)      Tinicum   Partners,   L.P.,   a  New   York   limited
                           partnership ("Tinicum"), with respect to the Shares held by it; and

                  (vi) Farallon Capital Offshore Investors II, L.P., a Cayman Islands exempted limited partnership ("FCOI II"), with respect to the Shares held by it.

         FCP, FCIP, FCIP II, FCIP III, Tinicum and FCOI II are together referred to herein as the "Farallon Funds."

         The Noonday Fund
         ----------------

                  (vii) Noonday Capital Partners, L.L.C., a Delaware limited liability company (the "Noonday Fund"), with respect to the Shares held by it.

         The Farallon Funds and the Noonday Fund are together referred to herein as the "Funds."

         The Management Company
         ----------------------

                  (viii) Farallon Capital Management, L.L.C., a Delaware limited liability company (the "Management Company"), with respect to the Shares held by certain accounts managed by the Management Company (the "Managed Accounts").


                              Page 28 of 58 Pages

        The Farallon General Partner
        ----------------------------

                  (ix) Farallon Partners, L.L.C., a Delaware limited liability company which is the general partner of each of the Farallon Funds and the managing member of the Noonday Fund (the "Farallon General Partner"), with respect to the Shares held by each of the Funds.

         The Farallon Managing Members
         -----------------------------

                  (x) The following persons who are managing members of both the Farallon General Partner and the Management Company, with respect to the Shares held by the Funds and the Managed Accounts: Chun R. Ding ("Ding"), William F. Duhamel ("Duhamel"), Richard B. Fried ("Fried"), Monica R. Landry ("Landry"), Douglas M. MacMahon ("MacMahon"), William F. Mellin ("Mellin"), Stephen L. Millham ("Millham"), Jason E. Moment ("Moment"), Rajiv A. Patel ("Patel"), Derek C. Schrier ("Schrier"), Thomas F. Steyer ("Steyer") and Mark C. Wehrly ("Wehrly").

         Ding, Duhamel, Fried, Landry, MacMahon, Mellin, Millham, Moment, Patel, Schrier, Steyer and Wehrly are together referred to herein as the "Farallon Individual Reporting Persons."

        The Noonday Sub-adviser Entities
        --------------------------------

                  (xi) Noonday G.P. (U.S.), L.L.C., a Delaware limited liability company which is a sub-investment adviser(1) to each of the Funds and the Managed Accounts (the "First Noonday Sub-adviser"), with respect to all of the Shares held by the Noonday Fund and certain of the Shares held by the Farallon Funds and the Managed Accounts;

                  (xii) Noonday Asset Management, L.P., a Delaware limited partnership which is a sub-investment adviser(1) to each of the Funds and the Managed Accounts (the "Second Noonday Sub-adviser"), with respect to all of the Shares held by the Noonday Fund and certain of the Shares held by the Farallon Funds and the Managed Accounts; and

                  (xiii) Noonday Capital, L.L.C., a Delaware limited liability company which is the general partner of the Second Noonday Sub-adviser (the "Noonday General Partner"), with respect to all of the Shares held by the Noonday Fund and certain of the Shares held by the Farallon Funds and the Managed Accounts.

         The First Noonday Sub-adviser, the Second Noonday Sub-adviser and the Noonday General Partner are together referred to herein as the "Noonday Sub-adviser Entities."


----------------------------
(1) The First Noonday Sub-adviser and the Second Noonday Sub-adviser entered into certain subadvisory arrangements with the Management Company and the Farallon General Partner effective as of January 1, 2005, pursuant to which the First Noonday Sub-adviser and the Second Noonday Sub-adviser were granted investment discretion over all of the assets of the Noonday Fund and certain of the assets of the Farallon Funds and the Managed Accounts.


                              Page 29 of 58 Pages

         The Noonday Managing Members
         ----------------------------

                  (xiv) David I. Cohen ("Cohen") and Saurabh K. Mittal ("Mittal"), the managing members of both the First Noonday Sub-adviser and the Noonday General Partner, with respect to all of the Shares held by the Noonday Fund and certain of the Shares held by the Farallon Funds and the Managed Accounts.

         Cohen and Mittal are referred to herein as the "Noonday Individual Reporting Persons." The Noonday Individual Reporting Persons and the Farallon Individual Reporting Persons are together referred to herein as the "Individual Reporting Persons."

         (b) The address of the principal business office of (i) the Funds, the Management Company and the Farallon General Partner is One Maritime Plaza, Suite 2100, San Francisco, California 94111, (ii) the Noonday Sub-adviser Entities is 227 West Trade Street, Suite 2140, Charlotte, North Carolina 28202 and (iii) each of the Individual Reporting Persons is set forth in Annex 1 hereto.

         (c) The principal business of each of the Funds is that of a private investment fund engaging in the purchase and sale of investments for its own account. The principal business of the Management Company is that of a registered investment adviser. The principal business of the Farallon General Partner is to act as the general partner of the Farallon Funds and the managing member of the Noonday Fund. The principal business of the First Noonday
Sub-adviser and the Second Noonday Sub-adviser is to act as a sub-investment adviser to the Funds and the Managed Accounts. The principal business of the Noonday General Partner is to act as the general partner of the Second Noonday Sub-adviser. The principal business of each of the Individual Reporting Persons is set forth in Annex 1 hereto.

         (d) None of the Funds, the Management Company, the Farallon General Partner, the Noonday Sub-adviser Entities or the Individual Reporting Persons has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

         (e) None of the Funds, the Management Company, the Farallon General Partner, the Noonday Sub-adviser Entities or the Individual Reporting Persons has, during the last five years, been party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

         (f) The citizenship of each of the Funds, the Management Company, the Farallon General Partner and the Noonday Sub-adviser Entities is set forth above. Each of the Individual Reporting Persons other than Mittal is a citizen of the United States. Mittal is a citizen of India.

         The other information required by Item 2 relating to the identity and background of the Reporting Persons is set forth in Annex 1 hereto.


                              Page 30 of 58 Pages

Item 3.  Source And Amount Of Funds And Other Consideration
------   --------------------------------------------------

         The net investment cost (including commissions) for the Shares held by each of the Funds and the Managed Accounts is set forth below:

   Entity                       Shares Held             Approximate Net
   ------                       -----------             ---------------
                                                        Investment Cost
                                                        ---------------
   FCP                          4,307,550                 $126,569,236
   FCIP                         1,679,850                  $49,086,374
   FCIP II                        267,575                   $7,835,263
   FCIP III                       147,100                   $4,291,522
   Tinicum                        109,946                   $3,213,110
   FCOI II                      3,460,725                 $101,215,297
   Noonday Fund                   154,521                   $4,576,756
   Managed Accounts            10,631,233                 $311,774,359


         The consideration for such acquisitions was obtained as follows: (i) with respect to FCP, Tinicum, FCOI II and the Noonday Fund, from working capital and/or from borrowings pursuant to margin accounts maintained in the ordinary course of business by FCP, Tinicum, FCOI II and the Noonday Fund, at Goldman, Sachs & Co.; (ii) with respect to FCIP, FCIP II and FCIP III, from working capital; and (iii) with respect to the Managed Accounts, from the working capital of the Managed Accounts and/or from borrowings pursuant to margin accounts maintained in the ordinary course of business by some of the Managed Accounts at Goldman, Sachs & Co. FCP, Tinicum, FCOI II, the Noonday Fund and some of the Managed Accounts hold certain securities in their respective margin accounts at Goldman, Sachs & Co., and the accounts may from time to time have debit balances. It is not possible to determine the amount of borrowings, if any, used to acquire the Shares.

Item 4.  Purpose Of The Transaction
------   ---------------------------

         The purpose of the acquisition of the Shares is for investment, and the acquisitions of the Shares by each of the Funds and the Managed Accounts were made in the ordinary course of business and were not made for the purpose of acquiring control of the Company.

         Although no Reporting Person has any specific plan or proposal to acquire or dispose of Shares, consistent with its investment purpose, each Reporting Person at any time and from time to time may acquire additional Shares or dispose of any or all of its Shares depending upon an ongoing evaluation of the investment in the Shares, prevailing market conditions, other investment opportunities, liquidity requirements of the Reporting Person and/or other investment considerations. No Reporting Person has made a determination regarding a maximum or minimum number of Shares which it may hold at any point in time.

         Also, consistent with their investment intent, the Reporting Persons may engage in communications with one or more shareholders of the Company, one or more officers of the Company and/or one or more members of the board of directors of the Company regarding the Company, including but not limited to its operations.


                              Page 31 of 58 Pages

         Except to the extent the foregoing may be deemed a plan or proposal, none of the Reporting Persons has any plans or proposals which relate to, or could result in, any of the matters referred to in paragraphs (a) through (j), inclusive, of the instructions to Item 4 of Schedule 13D. The Reporting Persons may, at any time and from time to time, review or reconsider their position and/or change their purpose and/or formulate plans or proposals with respect thereto.

Item 5.  Interest In Securities Of The Issuer
------   ------------------------------------

         (a)      The Funds
                  ---------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Fund is incorporated herein by reference for each such Fund. The percentage amount set forth in Row 13 for all cover pages filed herewith is calculated based upon the 217,622,887 Shares outstanding as of February 20, 2007 as reported by the Company in its Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed with the Securities and Exchange Commission on March 7, 2007.

                  (c) The trade dates, number of Shares purchased or sold and the price per Share (including commissions) for all purchases and sales of the Shares by the Funds in the past 60 days are set forth on Schedules A-G hereto and are incorporated herein by reference. All of such transactions were open-market transactions.

                  (d) Each of the Farallon General Partner, the First Noonday Sub-adviser and the Second Noonday Sub-adviser has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all or certain of the Shares held by the Funds as reported herein. The Farallon Individual Reporting Persons are managing members of the Farallon General Partner. The Noonday General Partner is the general partner of the Second Noonday Sub-adviser. The Noonday Individual Reporting Persons are managing members of both the First Noonday Sub-adviser and the Noonday General Partner.

                  (e)      Not applicable.

         (b)      The Management Company
                  ----------------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for the Management Company is incorporated herein by reference.

                  (c) The trade dates, number of Shares purchased or sold and the price per Share (including commissions) for all purchases and sales of the Shares by the Management Company on behalf of the Managed Accounts in the past 60 days are set forth on Schedule H hereto and are incorporated herein by reference. All of such transactions were open-market transactions.


                              Page 32 of 58 Pages

                  (d) Each of the Management Company, the First Noonday Sub-adviser and the Second Noonday Sub-adviser has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all or certain of the Shares held by the Managed Accounts as reported herein. The Farallon Individual Reporting Persons are managing members of the Management Company. The Noonday General Partner is the general partner of the Second Noonday Sub-adviser. The Noonday Individual Reporting Persons are managing members of both the First Noonday Sub-adviser and the Noonday General Partner.

                  (e)      Not applicable.

         (c)      The Farallon General Partner
                  ----------------------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for the Farallon General Partner is incorporated herein by reference.

                  (c)      None.

                  (d) Each of the Farallon General Partner, the First Noonday Sub-adviser and the Second Noonday Sub-adviser has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all or certain of the Shares held by the Funds as reported herein. The Farallon Individual Reporting Persons are managing members of the Farallon General Partner. The Noonday General Partner is the general partner of the Second Noonday Sub-adviser. The Noonday Individual Reporting Persons are managing members of both the First Noonday Sub-adviser and the Noonday General Partner.

                  (e)      Not applicable.

         (d)      The Farallon Individual Reporting Persons
                  -----------------------------------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Farallon Individual Reporting Person is incorporated herein by reference for each such Farallon Individual Reporting Person.

                  (c)      None.

                  (d) Each of the Farallon General Partner, the First Noonday Sub-adviser and the Second Noonday Sub-adviser has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all or certain of the Shares held by the Funds as reported herein. Each of the Management Company, the First Noonday Sub-adviser and the Second Noonday Sub-adviser has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all or certain of the Shares held by the Managed Accounts as reported herein. The Farallon Individual Reporting


                              Page 33 of 58 Pages

                           Persons are managing members of both the Farallon General Partner and the Management Company. The Noonday General Partner is the general partner of the Second Noonday Sub-adviser. The Noonday Individual Reporting Persons are managing members of both the First Noonday Sub-adviser and the Noonday General Partner.

                  (e)      Not applicable.

         (e)      The Noonday Sub-adviser Entities
                  --------------------------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Noonday Sub-adviser Entity is incorporated herein by reference for each such Noonday Sub-adviser Entity.

                  (c)      None.

                  (d) Each of the Farallon General Partner, the First Noonday Sub-adviser and the Second Noonday Sub-adviser has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all or certain of the Shares held by the Funds as reported herein. Each of the Management Company, the First Noonday Sub-adviser and the Second Noonday Sub-adviser has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all or certain of the Shares held by the Managed Accounts as reported herein. The Farallon Individual Reporting Persons are managing members of both the Farallon General Partner and the Management Company. The Noonday General Partner is the general partner of the Second Noonday Sub-adviser. The Noonday Individual Reporting Persons are managing members of both the First Noonday Sub-adviser and the Noonday General Partner.

                  (e)      Not applicable.

         (f)      The Noonday Individual Reporting Persons
                  ----------------------------------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Noonday Individual Reporting Person is incorporated herein by reference for each such Noonday Individual Reporting Person.

                  (c)      None.

                  (d) Each of the Farallon General Partner, the First Noonday Sub-adviser and the Second Noonday Sub-adviser has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all or certain of the Shares held by the Funds. Each of the Management Company, the First Noonday Sub-adviser and the Second Noonday Sub-adviser has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all or certain of the Shares held by the Managed Accounts.


                              Page 34 of 58 Pages

                           The Farallon Individual Reporting Persons are managing members of both the Farallon General Partner and the Management Company. The Noonday General Partner is the general partner of the Second Noonday Sub-adviser. The Noonday Individual Reporting Persons are managing members of both the First Noonday Sub-adviser and the Noonday General Partner.

                  (e)      Not applicable.

         The Shares reported hereby for the Funds are owned directly by the Funds and those reported by the Management Company on behalf of the Managed Accounts are owned directly by the Managed Accounts. The Management Company, as investment adviser to the Managed Accounts, may be deemed to be the beneficial owner of all such Shares owned by the Managed Accounts. The Farallon General Partner, as general partner to the Farallon Funds and managing member of the Noonday Fund, may be deemed to be the beneficial owner of all such Shares owned by the Funds. The Farallon Individual Reporting Persons, as managing members of both the Management Company and the Farallon General Partner with the power to exercise investment discretion, may each be deemed to be the beneficial owner of all such Shares owned by the Funds and the Managed Accounts. The First Noonday Sub-adviser and the Second Noonday Sub-adviser, as sub-investment advisers to the Funds and the Managed Accounts, may be deemed to be the beneficial owners of all such Shares owned by the Noonday Fund and certain of such Shares owned by the Farallon Funds and the Managed Accounts. The Noonday General Partner, as general partner to the Second Noonday Sub-adviser, may be deemed to be the beneficial owner of all such Shares owned by the Noonday Fund and certain of such Shares owned by the Farallon Funds and the Managed Accounts. The Noonday Individual Reporting Persons, as managing members of both the First Noonday Sub-adviser and the Noonday General Partner, may each be deemed to be the beneficial owner of all such Shares owned by the Noonday Fund and certain of such Shares owned by the Farallon Funds and the Managed Accounts. Each of the Management Company, the Farallon General Partner, the Noonday Sub-adviser Entities and the Individual Reporting Persons hereby disclaims any beneficial ownership of any such Shares.

Item 6.  Contracts, Arrangements, Understandings Or
------   -------------------------------------------
         Relationships With Respect To Securities Of The Issuer
         ------------------------------------------------------

         Except as described above, there are no contracts, arrangements, understandings or relationships (legal or otherwise) among the Reporting Persons or between such persons and any other person with respect to any securities of the Company, including but not limited to the transfer or voting of any securities of the Company, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, divisions of profits or loss, or the giving or withholding of proxies.

Item 7.  Materials To Be Filed As Exhibits
------   ---------------------------------

         There is filed herewith as Exhibit 1 a written agreement relating to the filing of joint acquisition statements as required by Section 240.13d-1(k) under the Securities Exchange Act of 1934, as amended.


                              Page 35 of 58 Pages

                                   SIGNATURES
                                   ----------

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  March 9, 2007


                          /s/ Mark C. Wehrly
                       --------------------------------------
                       FARALLON CAPITAL MANAGEMENT, L.L.C.
                       By Mark C. Wehrly, Managing Member


                           /s/ Mark C. Wehrly
                       ----------------------------------------
                       FARALLON PARTNERS, L.L.C.,
                       On its own behalf,
                       as the General Partner of
                       FARALLON CAPITAL PARTNERS, L.P.,
                       FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P., TINICUM PARTNERS, L.P. and
                       FARALLON CAPITAL OFFSHORE INVESTORS II, L.P.
                       and as the Managing Member of
                       NOONDAY CAPITAL PARTNERS, L.L.C.
                       By Mark C. Wehrly, Managing Member


                           /s/ Mark C. Wehrly
                       ----------------------------------------
                       NOONDAY G.P. (U.S.), L.L.C.
                       By Mark C. Wehrly, Attorney-in-fact


                           /s/ Mark C. Wehrly
                       ----------------------------------------
                       NOONDAY CAPITAL, L.L.C.,
                       On its own behalf and
                       as the General Partner of
                       NOONDAY ASSET MANAGEMENT, L.P.
                       By Mark C. Wehrly, Attorney-in-fact


                           /s/ Mark C. Wehrly
                       ----------------------------------------
                       Mark C. Wehrly, individually and as attorney-in-fact for each of David I. Cohen, Chun R. Ding, William F. Duhamel, Richard B. Fried, Monica R. Landry, Douglas M. MacMahon, William F. Mellin, Stephen L. Millham, Saurabh K. Mittal, Jason E. Moment, Rajiv A. Patel, Derek C. Schrier
                       and Thomas F. Steyer


                              Page 36 of 58 Pages

         The Powers of Attorney executed by Ding and Schrier authorizing Wehrly to sign and file this Schedule 13D on each person's behalf, which were filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on July 2, 2003, by such Reporting Persons with respect to the Common Stock of Salix Pharmaceuticals, Ltd., are hereby incorporated by reference. The Power of Attorney executed by Patel authorizing Wehrly to sign and file this
Schedule 13D on his behalf, which was filed with Amendment No. 4 to the Schedule 13G filed with the Securities and Exchange Commission on January 8, 2004, by such Reporting Person with respect to the Common Stock of Catalytica Energy Systems, Inc., is hereby incorporated by reference. The Powers of Attorney executed by Noonday G.P. (U.S.), L.L.C., Noonday Asset Management, L.P., Noonday Capital, L.L.C. and Cohen authorizing Wehrly to sign and file this Schedule 13D on each person's behalf, which were filed with Amendment No. 5 to the Schedule 13G filed with the Securities and Exchange Commission on January 10, 2005, by such Reporting Persons with respect to the Common Stock of Catalytica Energy Systems, Inc., are hereby incorporated by reference. The Power of Attorney executed by Mittal authorizing Wehrly to sign and file this Schedule 13D on his behalf, which was filed with Amendment No. 6 to the Schedule 13G filed with the Securities and Exchange Commission on October 5, 2005, by such Reporting Person with respect to the Common Stock of Catalytica Energy Systems, Inc., is hereby incorporated by reference. The Power of Attorney executed by Moment authorizing Wehrly to sign and file this Schedule 13D on his behalf, which was filed with the Schedule 13D filed with the Securities and Exchange Commission on January 9, 2006, by such Reporting Person with respect to the Common Stock of Vintage Petroleum, Inc., is hereby incorporated by reference. The Powers of Attorney executed by Duhamel, Fried, Landry, Mellin, Millham and Steyer authorizing Wehrly to sign and file this Schedule 13D on each person's behalf, which were filed with Amendment No. 2 to the Schedule 13G filed with the Securities and Exchange Commission on January 13, 2006, by such Reporting Persons with respect to the Common Stock of Arbor Realty Trust, Inc., are hereby incorporated by reference. The Power of Attorney executed by MacMahon authorizing Wehrly to sign and file this Schedule 13D on his behalf, which was filed with the Schedule 13D filed with the Securities and Exchange Commission on January 5, 2007, by such Reporting Person with respect to the Class A Common Stock of Univision Communications Inc., is hereby incorporated by reference.




                              Page 37 of 58 Pages

                                                                         ANNEX 1

         Set forth below with respect to the Management Company, the Farallon General Partner and the Noonday Sub-adviser Entities is the following information: (a) name; (b) address; (c) principal business; (d) state of organization; and (e) controlling persons. Set forth below with respect to each Individual Reporting Person is the following information: (a) name; (b) business address; (c) principal occupation; and (d) citizenship.

1.       The Management Company
         ----------------------

         (a)      Farallon Capital Management, L.L.C.
         (b)      One Maritime Plaza, Suite 2100
                  San Francisco, California  94111
         (c)      Serves as investment adviser to various managed accounts
         (d)      Delaware limited liability company
         (e) Managing Members: Thomas F. Steyer, Senior Managing Member; Chun R. Ding, William F. Duhamel, Alice F. Evarts, Richard B. Fried, Monica R. Landry, Douglas M. MacMahon, William F. Mellin, Stephen L. Millham, Jason E. Moment, Rajiv A. Patel, Derek C. Schrier, Gregory S. Swart and Mark C. Wehrly, Managing Members.

2.       The Farallon General Partner
         ----------------------------

         (a)      Farallon Partners, L.L.C.
         (b)      c/o Farallon Capital Management, L.L.C.
                  One Maritime Plaza, Suite 2100
                  San Francisco, California  94111
         (c)      Serves as general partner to investment partnerships
         (d)      Delaware limited liability company
         (e) Managing Members: Thomas F. Steyer, Senior Managing Member; Chun R. Ding, William F. Duhamel, Alice F. Evarts, Richard B. Fried, Monica R. Landry, Douglas M. MacMahon, William F. Mellin, Stephen L. Millham, Jason E. Moment, Rajiv A. Patel, Derek C. Schrier, Gregory S. Swart and Mark C. Wehrly, Managing Members.

3.       Managing Members of the Management Company and the Farallon General
         -------------------------------------------------------------------
         Partner
         -------

         Each of the managing members of the Management Company and the Farallon General Partner other than Swart is a citizen of the United States. Swart is a citizen of New Zealand. The business address of each of the managing members of the Management Company and the Farallon General Partner is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 2100, San Francisco, California 94111. The principal occupation of Thomas F. Steyer is serving as senior managing member of both the Management Company and the Farallon General Partner. The principal occupation of each other managing member of the Management Company and the Farallon General Partner is serving as a managing member of both the Management Company and the Farallon General Partner. None of the managing members of the Management Company and the Farallon General Partner has any additional information to disclose with respect to Items 2-6 of the Schedule 13D that is not already disclosed in the
         Schedule 13D.


                              Page 38 of 58 Pages

4.       The First Noonday Sub-adviser
         -----------------------------

         (a)      Noonday G.P. (U.S.), L.L.C.
         (b)      c/o Noonday Asset Management, L.P.
                  227 West Trade Street, Suite 2140
                  Charlotte, North Carolina 28202
         (c)      Serves as sub-investment adviser to investment funds
         (d)      Delaware limited liability company
         (e)      Managing Members: David I. Cohen and Saurabh K. Mittal

5.       The Second Noonday Sub-adviser
         ------------------------------

         (a)      Noonday Asset Management, L.P.
         (b)      227 West Trade Street, Suite 2140
                  Charlotte, North Carolina 28202
         (c)      Serves as sub-investment adviser to investment funds
         (d)      Delaware limited partnership
         (e) David I. Cohen and Saurabh K. Mittal, the managing members of its general partner

6.       The Noonday General Partner
         ---------------------------

         (a)      Noonday Capital, L.L.C.
         (b)      c/o Noonday Asset Management, L.P.
                  227 West Trade Street, Suite 2140
                  Charlotte, North Carolina 28202
         (c)      Serves as general partner of the Second Noonday Sub-adviser
         (d)      Delaware limited liability company
         (e)      Managing Members: David I. Cohen and Saurabh K. Mittal

7.       The Noonday Individual Reporting Persons
         ----------------------------------------

         Cohen is a citizen of the United States. Mittal is a citizen of India. The business address of each of the Noonday Individual Reporting Persons is c/o Noonday Asset Management, L.P., 227 West Trade Street, Suite 2140, Charlotte, North Carolina 28202. The principal occupation of each of the Noonday Individual Reporting Persons is serving as the managing member of both the First Noonday Sub-adviser and the Noonday General Partner. The Noonday Individual Reporting Persons do not have any additional information to disclose with respect to Items 2-6 of the
         Schedule 13D that is not already disclosed in the Schedule 13D.






                              Page 39 of 58 Pages

                                   SCHEDULE A
                                   ----------

                         FARALLON CAPITAL PARTNERS, L.P.
                         -------------------------------

                               NO. OF SHARES                     PRICE
     TRADE DATE                  PURCHASED                    PER SHARE ($)
    ------------                 ---------                   --------------

      1/8/2007                     85,000                        30.06
      1/9/2007                     43,700                        30.03
     1/10/2007                     41,300                        29.92
     1/11/2007                    123,800                        30.02
     1/17/2007                     12,500                        29.73
     1/18/2007                     83,800                        29.88
     1/19/2007                      8,900                        29.93
     1/22/2007                     13,500                        29.93
     1/22/2007                     36,300                        29.92
     1/23/2007                     30,800                        29.87
     1/23/2007                     49,000                        29.73
     2/15/2007                    162,000                        29.80
     2/15/2007                     17,400                        29.77
     2/16/2007                        700                        29.77
     2/21/2007                     95,600                        29.58
     2/22/2007                     26,900                        29.55
     2/22/2007                     26,900                        29.55
     2/22/2007                     19,500                        29.65
     2/23/2007                     29,300                        29.71
     2/23/2007                     42,500                        29.70
     2/23/2007                     29,300                        29.68
     2/23/2007                    153,100                        29.70
     2/23/2007                        700                        29.69
     2/23/2007                    107,300                        29.70
     2/26/2007                    147,700                        29.70
     2/26/2007                     28,900                        29.70
     2/26/2007                     52,900                        29.71
     2/27/2007                      6,800                        29.57
     2/27/2007                     19,500                        29.71
     2/27/2007                    112,700                        29.61
     2/27/2007                    208,700                        29.63
     2/27/2007                     28,900                        29.63
     2/27/2007                     12,600                        29.62
     2/27/2007                      6,100                        29.57
     2/28/2007                     34,700                        29.61
     2/28/2007                     75,300                        29.63
     2/28/2007                    161,300                        29.63
      3/1/2007                     10,800                        29.48
      3/1/2007                     26,900                        29.52


                              Page 40 of 58 Pages

      3/1/2007                    250,100                        29.55
      3/1/2007                     18,800                        29.58
      3/1/2007                      9,800                        29.48
      3/1/2007                     24,400                        29.52
      3/1/2007                    226,900                        29.55
      3/1/2007                     17,100                        29.58
      3/2/2007                     10,500                        29.53
      3/2/2007                     20,700                        29.53
      3/2/2007                     10,300                        29.53
      3/2/2007                     51,300                        29.55
      3/2/2007                     92,300                        29.56
      3/2/2007                     66,500                        29.56
      3/2/2007                      9,500                        29.53
      3/2/2007                     18,700                        29.53
      3/2/2007                     10,300                        29.53
      3/2/2007                     46,300                        29.55
      3/2/2007                     83,300                        29.56
      3/2/2007                     60,000                        29.56
      3/5/2007                     10,400                        29.53
      3/5/2007                     32,500                        29.53
      3/5/2007                     25,900                        29.53
      3/5/2007                      4,300                        29.53
      3/5/2007                     15,600                        29.53
      3/5/2007                      9,400                        29.53
      3/5/2007                     29,300                        29.53
      3/5/2007                     23,500                        29.53
      3/5/2007                      4,300                        29.53
      3/5/2007                     14,100                        29.53
      3/7/2007                    121,800                        29.53
      3/7/2007                     21,500                        29.53
      3/7/2007                    126,100                        29.53








                              Page 41 of 58 Pages

                                    SCHEDULE B
                                    ----------

                   FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.
                   ---------------------------------------------

                               NO. OF SHARES                     PRICE
     TRADE DATE                  PURCHASED                    PER SHARE ($)
    ------------                 ---------                   --------------

      1/8/2007                     34,700                        30.06
      1/9/2007                     17,700                        30.03
     1/10/2007                     16,900                        29.92
     1/11/2007                     52,000                        30.02
     1/17/2007                      5,400                        29.73
     1/18/2007                     36,900                        29.88
     1/19/2007                      3,900                        29.93
     1/22/2007                      6,100                        29.93
     1/22/2007                     16,300                        29.92
     1/23/2007                     13,800                        29.87
     1/23/2007                     22,000                        29.73
     2/15/2007                     52,800                        29.80
     2/15/2007                      5,700                        29.77
     2/16/2007                        200                        29.77
     2/21/2007                     34,900                        29.58
     2/22/2007                      9,700                        29.55
     2/22/2007                      9,700                        29.55
     2/22/2007                      7,000                        29.65
     2/23/2007                     10,500                        29.71
     2/23/2007                     15,300                        29.70
     2/23/2007                     10,500                        29.68
     2/23/2007                     55,000                        29.70
     2/23/2007                        300                        29.69
     2/23/2007                     38,500                        29.70
     2/26/2007                     53,700                        29.70
     2/26/2007                     10,500                        29.70
     2/26/2007                     19,200                        29.71
     2/27/2007                      2,500                        29.57
     2/27/2007                      7,100                        29.71
     2/27/2007                     41,000                        29.61
     2/27/2007                     75,900                        29.63
     2/27/2007                     10,500                        29.63
     2/27/2007                      4,600                        29.62
     2/27/2007                      2,200                        29.57
     2/28/2007                     12,500                        29.61
     2/28/2007                     27,100                        29.63
     2/28/2007                     58,100                        29.63
      3/1/2007                      3,600                        29.48
      3/1/2007                      9,100                        29.52


                              Page 42 of 58 Pages

      3/1/2007                     84,400                        29.55
      3/1/2007                      6,300                        29.58
      3/1/2007                      3,200                        29.48
      3/1/2007                      8,100                        29.52
      3/1/2007                     75,600                        29.55
      3/1/2007                      5,700                        29.58
      3/2/2007                      3,900                        29.53
      3/2/2007                      7,600                        29.53
      3/2/2007                      3,800                        29.53
      3/2/2007                     18,800                        29.55
      3/2/2007                     33,800                        29.56
      3/2/2007                     24,400                        29.56
      3/2/2007                      3,500                        29.53
      3/2/2007                      6,800                        29.53
      3/2/2007                      3,700                        29.53
      3/2/2007                     16,900                        29.55
      3/2/2007                     30,400                        29.56
      3/2/2007                     21,900                        29.56
      3/5/2007                      3,800                        29.53
      3/5/2007                     11,700                        29.53
      3/5/2007                      9,400                        29.53
      3/5/2007                      1,500                        29.53
      3/5/2007                      5,600                        29.53
      3/5/2007                      3,400                        29.53
      3/5/2007                     10,600                        29.53
      3/5/2007                      8,400                        29.53
      3/5/2007                      1,500                        29.53
      3/5/2007                      5,100                        29.53
      3/7/2007                     30,900                        29.53
      3/7/2007                      5,400                        29.53
      3/7/2007                     31,500                        29.53







                              Page 43 of 58 Pages

                                   SCHEDULE C
                                   ----------

                FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.
                ------------------------------------------------

                               NO. OF SHARES                     PRICE
     TRADE DATE                  PURCHASED                    PER SHARE ($)
    ------------                 ---------                   --------------

      1/8/2007                      4,100                        30.06
      1/9/2007                      2,100                        30.03
     1/10/2007                      2,100                        29.92
     1/11/2007                      6,200                        30.02
     1/17/2007                        800                        29.73
     1/18/2007                      5,000                        29.88
     1/19/2007                        600                        29.93
     1/22/2007                        900                        29.93
     1/22/2007                      2,500                        29.92
     1/23/2007                      2,200                        29.87
     1/23/2007                      3,500                        29.73
     2/15/2007                      8,800                        29.80
     2/15/2007                        900                        29.77
     2/21/2007                      6,800                        29.58
     2/22/2007                      1,900                        29.55
     2/22/2007                      1,900                        29.55
     2/22/2007                      1,300                        29.65
     2/23/2007                      1,900                        29.71
     2/23/2007                      2,700                        29.70
     2/23/2007                      1,900                        29.68
     2/23/2007                      9,800                        29.70
     2/23/2007                      6,900                        29.70
     2/26/2007                      9,600                        29.70
     2/26/2007                      1,900                        29.70
     2/26/2007                      3,400                        29.71
     2/27/2007                        500                        29.57
     2/27/2007                      1,300                        29.71
     2/27/2007                      7,300                        29.61
     2/27/2007                     13,600                        29.63
     2/27/2007                      1,900                        29.63
     2/27/2007                        800                        29.62
     2/27/2007                        400                        29.57
     2/28/2007                      2,400                        29.61
     2/28/2007                      5,200                        29.63
     2/28/2007                     11,200                        29.63
      3/1/2007                        600                        29.48
      3/1/2007                      1,600                        29.52
      3/1/2007                     14,600                        29.55
      3/1/2007                      1,100                        29.58


                              Page 44 of 58 Pages

      3/1/2007                        600                        29.48
      3/1/2007                      1,600                        29.52
      3/1/2007                     14,500                        29.55
      3/1/2007                      1,100                        29.58
      3/2/2007                        600                        29.53
      3/2/2007                      1,300                        29.53
      3/2/2007                        600                        29.53
      3/2/2007                      3,100                        29.55
      3/2/2007                      5,600                        29.56
      3/2/2007                      4,100                        29.56
      3/2/2007                        600                        29.53
      3/2/2007                      1,300                        29.53
      3/2/2007                        700                        29.53
      3/2/2007                      3,100                        29.55
      3/2/2007                      5,600                        29.56
      3/2/2007                      4,100                        29.56
      3/5/2007                        600                        29.53
      3/5/2007                      1,900                        29.53
      3/5/2007                      1,600                        29.53
      3/5/2007                        300                        29.53
      3/5/2007                        900                        29.53
      3/5/2007                        500                        29.53
      3/5/2007                      1,600                        29.53
      3/5/2007                      1,300                        29.53
      3/5/2007                        200                        29.53
      3/5/2007                        700                        29.53
      3/7/2007                      6,500                        29.53
      3/7/2007                      1,000                        29.53
      3/7/2007                      6,000                        29.53








                              Page 45 of 58 Pages

                                   SCHEDULE D
                                   ----------

                FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P.
                -------------------------------------------------

                               NO. OF SHARES                     PRICE
     TRADE DATE                   PURCHASED                   PER SHARE ($)
    -----------                   ---------                  ---------------

      1/8/2007                      2,500                        30.06
      1/9/2007                        800                        30.03
     1/10/2007                        800                        29.92
     1/11/2007                      3,700                        30.02
     1/17/2007                        400                        29.73
     1/18/2007                      2,500                        29.88
     1/19/2007                        300                        29.93
     1/22/2007                        400                        29.93
     1/22/2007                      1,100                        29.92
     1/23/2007                      1,000                        29.87
     1/23/2007                      1,500                        29.73
     2/15/2007                      5,300                        29.80
     2/15/2007                        600                        29.77
     2/21/2007                      3,400                        29.58
     2/22/2007                        900                        29.55
     2/22/2007                        900                        29.55
     2/22/2007                        800                        29.65
     2/23/2007                      1,100                        29.71
     2/23/2007                      1,600                        29.70
     2/23/2007                      1,100                        29.68
     2/23/2007                      5,900                        29.70
     2/23/2007                      4,100                        29.70
     2/26/2007                      5,800                        29.70
     2/26/2007                      1,100                        29.70
     2/26/2007                      2,100                        29.71
     2/27/2007                        200                        29.57
     2/27/2007                        800                        29.71
     2/27/2007                      4,400                        29.61
     2/27/2007                      8,100                        29.63
     2/27/2007                      1,100                        29.63
     2/27/2007                        500                        29.62
     2/27/2007                        200                        29.57
     2/28/2007                      1,200                        29.61
     2/28/2007                      2,600                        29.63
     2/28/2007                      5,600                        29.63
      3/1/2007                        400                        29.48
      3/1/2007                        900                        29.52
      3/1/2007                      8,700                        29.55
      3/1/2007                        700                        29.58
      3/1/2007                        200                        29.48


                              Page 46 of 58 Pages

      3/1/2007                        600                        29.52
      3/1/2007                      5,800                        29.55
      3/1/2007                        400                        29.58
      3/2/2007                        400                        29.53
      3/2/2007                        700                        29.53
      3/2/2007                        400                        29.53
      3/2/2007                      1,900                        29.55
      3/2/2007                      3,400                        29.56
      3/2/2007                      2,400                        29.56
      3/2/2007                        300                        29.53
      3/2/2007                        500                        29.53
      3/2/2007                        300                        29.53
      3/2/2007                      1,200                        29.55
      3/2/2007                      2,200                        29.56
      3/2/2007                      1,600                        29.56
      3/5/2007                        400                        29.53
      3/5/2007                      1,200                        29.53
      3/5/2007                        900                        29.53
      3/5/2007                        100                        29.53
      3/5/2007                        600                        29.53
      3/5/2007                        400                        29.53
      3/5/2007                      1,200                        29.53
      3/5/2007                        900                        29.53
      3/5/2007                        200                        29.53
      3/5/2007                        500                        29.53
      3/7/2007                      3,200                        29.53
      3/7/2007                        500                        29.53
      3/7/2007                      3,000                        29.53










                              Page 47 of 58 Pages

                                   SCHEDULE E
                                   ----------

                             TINICUM PARTNERS, L.P.
                             ----------------------

                               NO. OF SHARES                     PRICE
     TRADE DATE                  PURCHASED                    PER SHARE ($)
    ------------                 ---------                   --------------

      1/8/2007                      1,700                        30.06
      1/9/2007                        800                        30.03
     1/10/2007                        800                        29.92
     1/11/2007                      2,500                        30.02
     1/17/2007                        300                        29.73
     1/18/2007                      1,700                        29.88
     1/19/2007                        200                        29.93
     1/22/2007                        300                        29.93
     1/22/2007                        700                        29.92
     1/23/2007                        600                        29.87
     1/23/2007                      1,000                        29.73
     2/15/2007                      3,500                        29.80
     2/15/2007                        400                        29.77
     2/21/2007                      2,300                        29.58
     2/22/2007                        900                        29.55
     2/22/2007                        900                        29.55
     2/22/2007                        500                        29.65
     2/23/2007                        800                        29.71
     2/23/2007                      1,100                        29.70
     2/23/2007                        800                        29.68
     2/23/2007                      3,900                        29.70
     2/23/2007                      2,800                        29.70
     2/26/2007                      3,900                        29.70
     2/26/2007                        800                        29.70
     2/26/2007                      1,400                        29.71
     2/27/2007                        200                        29.57
     2/27/2007                        500                        29.71
     2/27/2007                      2,900                        29.61
     2/27/2007                      5,400                        29.63
     2/27/2007                        800                        29.63
     2/27/2007                        300                        29.62
     2/27/2007                        200                        29.57
     2/28/2007                        800                        29.61
     2/28/2007                      1,700                        29.63
     2/28/2007                      3,700                        29.63
      3/1/2007                        200                        29.48
      3/1/2007                        600                        29.52
      3/1/2007                      5,821                        29.55
      3/1/2007                        400                        29.58


                              Page 48 of 58 Pages

      3/1/2007                        200                        29.48
      3/1/2007                        600                        29.52
      3/1/2007                      5,800                        29.55
      3/1/2007                        400                        29.58
      3/2/2007                        300                        29.53
      3/2/2007                        500                        29.53
      3/2/2007                        200                        29.53
      3/2/2007                      1,200                        29.55
      3/2/2007                      2,200                        29.56
      3/2/2007                      1,600                        29.56
      3/2/2007                        300                        29.53
      3/2/2007                        500                        29.53
      3/2/2007                        300                        29.53
      3/2/2007                      1,200                        29.55
      3/2/2007                      2,200                        29.56
      3/2/2007                      1,600                        29.56
      3/5/2007                        200                        29.53
      3/5/2007                        800                        29.53
      3/5/2007                        600                        29.53
      3/5/2007                        100                        29.53
      3/5/2007                        400                        29.53
      3/5/2007                        200                        29.53
      3/5/2007                        800                        29.53
      3/5/2007                        600                        29.53
      3/5/2007                        100                        29.53
      3/5/2007                        400                        29.53
      3/7/2007                      3,200                        29.53
      3/7/2007                        800                        29.53
      3/7/2007                      4,500                        29.53








                              Page 49 of 58 Pages

                                   SCHEDULE F
                                   ----------

                  FARALLON CAPITAL OFFSHORE INVESTORS II, L.P.
                  ---------------------------------------------

                               NO. OF SHARES                     PRICE
     TRADE DATE                  PURCHASED                    PER SHARE ($)
    ------------                 ---------                   --------------

      1/8/2007                     44,600                        30.06
      1/9/2007                     24,300                        30.03
     1/10/2007                     25,200                        29.92
     1/11/2007                     74,300                        30.02
     1/17/2007                      7,500                        29.73
     1/18/2007                     50,300                        29.88
     1/19/2007                      5,200                        29.93
     1/22/2007                      8,100                        29.93
     1/22/2007                     21,800                        29.92
     1/23/2007                     19,200                        29.87
     1/23/2007                     30,500                        29.73
     2/15/2007                    118,000                        29.80
     2/15/2007                     12,700                        29.77
     2/16/2007                        500                        29.77
     2/21/2007                     76,500                        29.58
     2/22/2007                     21,300                        29.55
     2/22/2007                     21,300                        29.55
     2/22/2007                     15,500                        29.65
     2/23/2007                     23,300                        29.71
     2/23/2007                     33,800                        29.70
     2/23/2007                     23,300                        29.68
     2/23/2007                    121,700                        29.70
     2/23/2007                        600                        29.69
     2/23/2007                     85,300                        29.70
     2/26/2007                    118,900                        29.70
     2/26/2007                     23,300                        29.70
     2/26/2007                     42,600                        29.71
     2/27/2007                      5,400                        29.57
     2/27/2007                     15,700                        29.71
     2/27/2007                     90,800                        29.61
     2/27/2007                    168,000                        29.63
     2/27/2007                     23,200                        29.63
     2/27/2007                     10,200                        29.62
     2/27/2007                      4,900                        29.57
     2/28/2007                     27,400                        29.61
     2/28/2007                     59,500                        29.63
     2/28/2007                    127,500                        29.63
      3/1/2007                      9,100                        29.48
      3/1/2007                     22,800                        29.52


                              Page 50 of 58 Pages

      3/1/2007                    212,300                        29.55
      3/1/2007                     16,000                        29.58
      3/1/2007                      8,300                        29.48
      3/1/2007                     20,600                        29.52
      3/1/2007                    192,000                        29.55
      3/1/2007                     14,500                        29.58
      3/2/2007                      9,400                        29.53
      3/2/2007                     18,500                        29.53
      3/2/2007                      9,100                        29.53
      3/2/2007                     45,600                        29.55
      3/2/2007                     82,100                        29.56
      3/2/2007                     59,200                        29.56
      3/2/2007                      8,500                        29.53
      3/2/2007                     16,700                        29.53
      3/2/2007                      9,200                        29.53
      3/2/2007                     41,300                        29.55
      3/2/2007                     74,300                        29.56
      3/2/2007                     53,500                        29.56
      3/5/2007                      9,100                        29.53
      3/5/2007                     28,600                        29.53
      3/5/2007                     22,800                        29.53
      3/5/2007                      3,800                        29.53
      3/5/2007                     13,700                        29.53
      3/5/2007                      8,200                        29.53
      3/5/2007                     25,800                        29.53
      3/5/2007                     20,600                        29.53
      3/5/2007                      3,800                        29.53
      3/5/2007                     12,400                        29.53
      3/7/2007                    110,500                        29.53
      3/7/2007                     19,500                        29.53
      3/7/2007                    114,050                        29.53







                              Page 51 of 58 Pages

                                   SCHEDULE G
                                   ----------

                        NOONDAY CAPITAL PARTNERS, L.L.C.
                        --------------------------------


                               NO. OF SHARES                     PRICE
     TRADE DATE                  PURCHASED                    PER SHARE ($)
    ------------                 ---------                   ---------------

     2/22/2007                      1,800                        29.65
     2/23/2007                      2,600                        29.71
     2/23/2007                      3,800                        29.70
     2/23/2007                      2,600                        29.68
     2/23/2007                     13,700                        29.70
     2/23/2007                        100                        29.69
     2/23/2007                      9,600                        29.70
     2/26/2007                     13,400                        29.70
     2/26/2007                      2,600                        29.70
     2/26/2007                      4,800                        29.71
     2/27/2007                      1,800                        29.71
     2/27/2007                     10,300                        29.61
     2/27/2007                     19,000                        29.63
     2/27/2007                      2,600                        29.63
     2/27/2007                      1,100                        29.62
     2/27/2007                        600                        29.57
      3/1/2007                        900                        29.48
      3/1/2007                      2,200                        29.52
      3/1/2007                     20,321                        29.55
      3/1/2007                      1,500                        29.58
      3/2/2007                        900                        29.53
      3/2/2007                      1,800                        29.53
      3/2/2007                      4,400                        29.55
      3/2/2007                      7,900                        29.56
      3/2/2007                      5,700                        29.56
      3/5/2007                        900                        29.53
      3/5/2007                      2,700                        29.53
      3/5/2007                      2,200                        29.53
      3/5/2007                      1,300                        29.53
      3/7/2007                     11,400                        29.53




                              Page 52 of 58 Pages

                                   SCHEDULE H
                                   -----------

                       FARALLON CAPITAL MANAGEMENT, L.L.C.
                       -----------------------------------

                               NO. OF SHARES                     PRICE
     TRADE DATE                  PURCHASED                    PER SHARE ($)
    ------------                 ---------                   ---------------

      1/8/2007                    157,400                        30.06
      1/9/2007                     75,600                        30.03
     1/10/2007                     77,900                        29.92
     1/11/2007                    232,500                        30.02
     1/17/2007                     23,100                        29.73
     1/18/2007                    154,800                        29.88
     1/19/2007                     16,000                        29.93
     1/22/2007                     24,700                        29.93
     1/22/2007                     66,300                        29.92
     1/23/2007                     58,300                        29.87
     1/23/2007                     92,500                        29.73
     2/15/2007                    354,000                        29.80
     2/15/2007                     38,100                        29.77
     2/16/2007                      1,700                        29.77
     2/21/2007                    230,500                        29.58
     2/22/2007                     63,400                        29.55
     2/22/2007                     63,400                        29.55
     2/22/2007                     45,800                        29.65
     2/23/2007                     69,200                        29.71
     2/23/2007                    100,800                        29.70
     2/23/2007                     69,200                        29.68
     2/23/2007                    363,000                        29.70
     2/23/2007                      1,700                        29.69
     2/23/2007                    254,200                        29.70
     2/26/2007                    356,400                        29.70
     2/26/2007                     69,600                        29.70
     2/26/2007                    128,000                        29.71
     2/27/2007                     16,179                        29.57
     2/27/2007                     47,100                        29.71
     2/27/2007                    272,400                        29.61
     2/27/2007                    503,900                        29.63
     2/27/2007                     69,800                        29.63
     2/27/2007                     30,500                        29.62
     2/27/2007                     14,779                        29.57
     2/28/2007                     82,200                        29.61
     2/28/2007                    178,600                        29.63
     2/28/2007                    382,600                        29.63
      3/1/2007                     25,300                        29.48
      3/1/2007                     63,100                        29.52


                              Page 53 of 58 Pages

      3/1/2007                    587,500                        29.55
      3/1/2007                     44,200                        29.58
      3/1/2007                     22,900                        29.48
      3/1/2007                     57,200                        29.52
      3/1/2007                    532,300                        29.55
      3/1/2007                     40,000                        29.58
      3/2/2007                     26,300                        29.53
      3/2/2007                     51,850                        29.53
      3/2/2007                     25,600                        29.53
      3/2/2007                    128,100                        29.55
      3/2/2007                    230,600                        29.56
      3/2/2007                    166,300                        29.56
      3/2/2007                     23,600                        29.53
      3/2/2007                     46,550                        29.53
      3/2/2007                     25,500                        29.53
      3/2/2007                    115,000                        29.55
      3/2/2007                    207,000                        29.56
      3/2/2007                    149,300                        29.56
      3/5/2007                     25,500                        29.53
      3/5/2007                     79,800                        29.53
      3/5/2007                     63,800                        29.53
      3/5/2007                     10,600                        29.53
      3/5/2007                     38,200                        29.53
      3/5/2007                     23,000                        29.53
      3/5/2007                     72,000                        29.53
      3/5/2007                     57,500                        29.53
      3/5/2007                     10,600                        29.53
      3/5/2007                     34,500                        29.53
      3/7/2007                    305,400                        29.53
      3/7/2007                     53,800                        29.53
      3/7/2007                    315,100                        29.53

     2/22/2007                      7,800                        29.65
     2/23/2007                     11,300                        29.71
     2/23/2007                     16,400                        29.70
     2/23/2007                     11,300                        29.68
     2/23/2007                     58,900                        29.70
     2/23/2007                        300                        29.69
     2/23/2007                     41,300                        29.70
     2/26/2007                     57,500                        29.70
     2/26/2007                     11,300                        29.70
     2/26/2007                     20,600                        29.71
     2/27/2007                      7,600                        29.71
     2/27/2007                     43,900                        29.61
     2/27/2007                     81,300                        29.63
     2/27/2007                     11,200                        29.63
     2/27/2007                      4,900                        29.62


                              Page 54 of 58 Pages

     2/27/2007                      2,400                        29.57
      3/1/2007                      3,900                        29.48
      3/1/2007                      9,700                        29.52
      3/1/2007                     90,200                        29.55
      3/1/2007                      6,800                        29.58
      3/2/2007                      4,200                        29.53
      3/2/2007                      8,300                        29.53
      3/2/2007                     20,600                        29.55
      3/2/2007                     37,100                        29.56
      3/2/2007                     26,800                        29.56
      3/5/2007                      4,000                        29.53
      3/5/2007                     12,500                        29.53
      3/5/2007                     10,000                        29.53
      3/5/2007                      6,000                        29.53
      3/7/2007                     56,850                        29.53





                              Page 55 of 58 Pages

                                  EXHIBIT INDEX

EXHIBIT 1                        Joint Acquisition Statement Pursuant to Section
                                 240.13d-1(k)




















                              Page 56 of 58 Pages

                                                                       EXHIBIT 1
                                                                              to
                                                                    SCHEDULE 13D


                           JOINT ACQUISITION STATEMENT
                        PURSUANT TO SECTION 240.13d-1(k)
                        --------------------------------

         The undersigned  acknowledge and agree that the foregoing  statement on
Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated:  March 9, 2007


                          /s/ Mark C. Wehrly
                       ---------------------------------------
                       FARALLON CAPITAL MANAGEMENT, L.L.C.
                       By Mark C. Wehrly, Managing Member


                          /s/ Mark C. Wehrly
                       ----------------------------------------
                       FARALLON PARTNERS, L.L.C.,
                       On its own behalf,
                       as the General Partner of
                       FARALLON CAPITAL PARTNERS, L.P.,
                       FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P., TINICUM PARTNERS, L.P. and
                       FARALLON CAPITAL OFFSHORE INVESTORS II, L.P.
                       and as the Managing Member of
                       NOONDAY CAPITAL PARTNERS, L.L.C.
                       By Mark C. Wehrly, Managing Member


                          /s/ Mark C. Wehrly
                       ----------------------------------------
                       NOONDAY G.P. (U.S.), L.L.C.
                       By Mark C. Wehrly, Attorney-in-fact


                              Page 57 of 58 Pages

                          /s/ Mark C. Wehrly
                       ----------------------------------------
                       NOONDAY CAPITAL, L.L.C.,
                       On its own behalf and
                       as the General Partner of
                       NOONDAY ASSET MANAGEMENT, L.P.
                       By Mark C. Wehrly, Attorney-in-fact


                          /s/ Mark C. Wehrly
                       ----------------------------------------
                       Mark C. Wehrly, individually and as attorney-in-fact for each of David I. Cohen, Chun R. Ding, William F. Duhamel, Richard B. Fried, Monica R. Landry, Douglas M. MacMahon, William F. Mellin, Stephen L. Millham, Saurabh K. Mittal, Jason E. Moment, Rajiv A. Patel, Derek C. Schrier
                       and Thomas F. Steyer


                              Page 58 of 58 Pages